Exhibit 99.1

5600 Cox Road Glen Allen, VA 23060 Telephone: (804) 267-8000 Fax: (804) 267-8466 Website: www.landam.com

FOR IMMEDIATE RELEASE	Bob Sullivan	Lloyd Osgood
February 20, 2008	SVP – Investor Relations	SVP – Communications Resources
	Phone: (804) 267-8703	Phone: (804) 267-8133
	bsullivan@landam.com	losgood@landam.com

LANDAMERICA REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

RICHMOND, VA - LandAmerica Financial Group, Inc. (NYSE: LFG), a leading provider of real estate transaction services, announces operating results for the fourth quarter and year ended December 31, 2007.

	Fourth Quarter 2007		Fourth Quarter 2006

Total revenue	$845.4	Million	$1,088.9	Million
Net (loss) income	$(45.9)	Million	$34.3	Million
Net (loss) income per diluted share	$(3.01)		$1.95

	Year 2007		Year 2006

Total revenue	$3,705.8	Million	$4,015.9	Million
Net (loss) income	$(54.1)	Million	$98.8	Million
Net (loss) income per diluted share	$(3.31)		$5.61

FINANCIAL HIGHLIGHTS
•
Total revenue decreased by 22.4% in fourth quarter 2007 from fourth quarter 2006, reflecting the continued decline in residential mortgage originations and lower commercial revenue during the quarter.  As estimated by the Mortgage Bankers Association, industry-wide residential mortgage originations declined by approximately $234 billion, or 33.9%, in fourth quarter 2007 from the comparable period in 2006.

•
Net loss in fourth quarter 2007 included pretax charges of $41.3 million related to closed offices ($30.4 million), the early extinguishment of debt ($6.4 million), and impairment of intangible and long-lived assets ($4.5 million).

•
Net loss for full year 2007 included pretax charges of $75.6 million related to closed offices ($43.9 million), impairment of intangible and long-lived assets ($25.3 million), and the early extinguishment of debt ($6.4 million).

•	There were approximately 160 offices closed during fourth quarter 2007 and approximately 285 offices closed for the full year 2007.
•
In fourth quarter 2007, the Company reduced full-time equivalents (“FTEs”) by approximately 1,700.  FTEs were approximately 11,050 at December 31, 2007, compared to approximately 14,250 at December 31, 2006.

•	Impairment of intangible and long-lived assets included the impairments of customer relationship and non-compete intangibles as well as title plant impairments.
•
The claims provision as a percentage of operating revenue for the Title Operations segment was 8.6% in fourth quarter 2007, up from 5.4% in fourth quarter 2006.  In third quarter 2007, the claims provision ratio was 9.9%.

•	The total claims provision for 2007 included $235.1 million for 2007 policies and $53.4 million for increases in claims rates for policies in prior years.
•	Direct revenue from title and non-title commercial operations was $126.5 million in fourth quarter 2007 compared to $138.4 million in fourth quarter 2006, a decrease of 8.6%.

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•	Cash flows from operating activities were $30.2 million for fourth quarter 2007 and $114.2 million for the full year 2007.
•	Open orders in January 2008 of approximately 91,800 reflected a pickup in refinance and buy/sell activity; this was the strongest open order count since May 2007.

“Results for 2007 reflected an extremely difficult real estate market,” said Chairman and Chief Executive Officer Theodore L. Chandler, Jr. “During the first half of the year, results were seasonally and cyclically depressed due to reductions in transactions from a weakening real estate environment. The liquidity crunch in the mortgage credit markets beginning early in the third quarter of the year brought a precipitous 34% decline in residential mortgage originations in fourth quarter 2007 compared to the same period in 2006. Despite the challenging operating environment, our liquidity remained strong, with cash flows from operations of $30 million for the quarter and $114 million for the year.”

Chandler continued, “We have responded to these demanding market conditions with aggressive adjustments to our cost structure while continuing to make progress on our fusion initiatives designed to simplify our operations and improve our long-term performance.  We believe that as liquidity in the credit markets slowly improves, our enhanced operating efficiency will allow us to capitalize on volume opportunities.”

SEGMENT RESULTS

Title Operations

Direct revenue decreased by $172.1 million, or 38.3%, in fourth quarter 2007 from fourth quarter 2006 and decreased by $144.9 million, or 9.5%, for the full year 2007 from the comparable period in 2006.  Fourth quarter 2007 was negatively affected by the decline in residential mortgage originations and a 9.2% decrease in commercial revenue to $103.7 million from the 2006 fourth quarter high.  For the full year 2007, the decline in residential mortgage originations was offset in part by strong commercial revenue totaling $426.5 million.

Direct orders closed were approximately 110,000 in fourth quarter 2007 compared to approximately 207,000 in fourth quarter 2006, with a closing ratio decreasing to 56.8% in fourth quarter 2007 from 86.3% in fourth quarter 2006.  Direct revenue per direct order closed increased by approximately 13.6%, from approximately $2,200 in fourth quarter 2006 to approximately $2,500 in fourth quarter 2007 due to the mix of commercial versus residential business.

Agency revenue in fourth quarter 2007 decreased by $52.2 million, or 10.5%, from fourth quarter 2006. Agency revenue for the full year 2007 decreased by $220.0 million, or 11.1%, compared to full year 2006 due to the decline in market conditions across most regions, particularly in certain southeastern markets. Agents’ commissions as a percentage of agency revenue were approximately 81.0% in fourth quarter 2007 compared to approximately 79.5% in fourth quarter 2006 and approximately 80.6% for the full year 2007 compared to approximately 80.0% for the full year 2006.  These increases were caused by the shift in agency revenues away from the southeastern markets where agency commission rates tend to be lower.

Given the reduction in mortgage origination volumes, the Company has aggressively reduced operating costs. Salary and employee benefit costs decreased by $90.1 million, or 31.4%, in fourth quarter 2007 compared to fourth quarter 2006.  FTEs were reduced by approximately 1,500 in fourth quarter 2007 bringing the full-year reduction in FTEs to approximately 2,900.  Additionally, other expenses decreased by $9.2 million, or 6.0%, in fourth quarter 2007 from fourth quarter 2006 despite charges to close offices of $25.1 million incurred in fourth quarter 2007 compared to $2.0 million incurred in fourth quarter 2006.  Other expenses for fourth quarter 2007 were lower than fourth quarter 2006 in response to lower business volumes.

The provision for policy and contract claims as a percentage of operating revenue was 8.6% in fourth quarter 2007 compared to 5.4% in fourth quarter 2006 and 8.6% for the full year 2007 compared to 6.1%

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for the full year 2006. The increase in the claims provision ratio in fourth quarter 2007 was primarily due to a higher claims rate of 6.8% for the 2007 policy year.

Lender Services

Also affected by declines in the residential real estate market, operating revenue in fourth quarter 2007 decreased by $15.3 million, or 20.2%, compared to fourth quarter 2006.  Operating revenue for the full year 2007 increased by $26.7 million, or 10.6%, over the comparable period in 2006.  Revenue for fourth quarter 2007 was negatively affected by lower volume in certain product lines in the mortgage origination business, which was offset in part by growth in default management services.  Operating revenue for the full year 2007 was positively affected by increased business as a result of the merger with Capital Title, the growth in default management services, and by the acceleration of deferred revenue in the loan servicing business in first quarter 2007.  The default management services business experienced growth in volume in fourth quarter and the full year 2007 due to increased demand for lien monitoring, broker price opinion and appraisal, foreclosure, reconveyance, and other related services as a result of the downturn in the residential real estate market.

To adjust for reductions in mortgage origination volumes, the Company reduced FTEs in fourth quarter by approximately 100 and for the full year 2007 by approximately 400, resulting in salary and employee benefit cost reductions of $3.9 million, or 14.5%, in fourth quarter 2007 compared to fourth quarter 2006.  Additionally, other expenses decreased by $2.0 million, or 5.7%, in fourth quarter 2007 from fourth quarter 2006.  Included in the other expenses were charges of $2.0 million for office closures in fourth quarter 2007 compared to $0.6 million in fourth quarter 2006.  The increases for salaries and other expenses in full year 2007 over full year 2006 are primarily due to the Capital Title acquisition.

Pretax (losses) earnings were $(0.6) million in fourth quarter 2007 compared to $14.2 million in fourth quarter 2006 and $(10.3) million for the full year 2007 compared to $26.4 million for the full year 2006.  The pretax losses in fourth quarter 2007 reflected weaker results primarily in the mortgage origination businesses.  The decline in results for the full year 2007 was primarily due to the impairment of the customer relationship intangible asset in first quarter 2007 of $20.8 million, or $12.5 million after taxes, and declines in the residential real estate market, offset in part by growth in default management.

Financial Services

Pretax earnings were $4.2 million in fourth quarter 2007 compared to $5.2 million in fourth quarter 2006 and $18.3 million for the full year 2007 compared to $17.7 million for the full year 2006.  Other expenses increased by $1.0 million, or 16.9%, in fourth quarter 2007 compared to fourth quarter 2006 primarily due to a net increase in interest expense related to certificate of deposit liabilities.

Corporate and Other

Corporate and Other includes unallocated corporate expenses, residential home warranty and inspection businesses, and commercial property appraisal and assessment businesses.  Operating revenue decreased by $5.5 million, or 14.5%, in fourth quarter 2007 from fourth quarter 2006 and increased by $22.4 million, or 18.4%, for the full year 2007 over the comparable period in 2006.  Revenue from commercial operations was $22.8 million in fourth quarter 2007 compared to $24.2 million in fourth quarter 2006, a decrease of 5.8%.  Revenue from commercial operations was $90.2 million for the full year 2007 compared to $66.7 million for the full year 2006, an increase of 35.2%.  Operating revenues were affected by declines in the home warranty and property inspection businesses in fourth quarter 2007 and for the full year 2007 from comparable periods in 2006, which are dependent on volumes in the residential markets.

Salary and employee benefit costs increased by $8.6 million, or 40.2%, in fourth quarter 2007 over fourth quarter 2006 and by $14.7 million, or 16.1%, for the full year 2007 over the year ended December 31, 2006.  Salary and employee benefit costs increased in fourth quarter 2007 over fourth quarter 2006 primarily due to acquisitions.  Salary and employee benefit costs increased for the full year 2007 over the full year 2006 primarily as a result of acquisitions and to support strong commercial business included in the Corporate and Other category.

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Pretax losses were $(37.5) million in fourth quarter 2007 compared to $(20.6) million in fourth quarter 2006 and $(117.0) million for the full year 2007 compared to $(116.6) million for the full year 2006.  In fourth quarter 2007, the Company recorded a net charge of $6.4 million for the early pay down of certain of its senior notes.  Pretax losses for the full year 2006 included the write-down of the corporate offices to fair value and relocation and related exit costs of the Company’s corporate offices of $15.5 million.

The effective income tax rate was 33.7% for the full year 2007 compared to 35.8% for the full year 2006.  The change in the effective tax rate was due primarily to pretax income/loss in relation to permanent differences, the mix of state taxable income and/or loss from the Company’s non-insurance subsidiaries, valuation allowances, and the release of a tax reserve.

During fourth quarter 2007, the Company repurchased 496,880 shares of its common stock for approximately $16.8 million, at an average cost of $33.77 per share.  During 2007, the Company completed the repurchase of authorized shares under the programs approved by the Board of Directors in October 2005 and February 2007 by repurchasing approximately 2.5 million shares at an aggregate cost of approximately $144 million, or 14% of total shares outstanding as of December 31, 2006.  At December 31, 2007, approximately 1,109,620 shares remained under the program approved by the Board of Directors in August 2007.

CONFERENCE CALL

The Company will sponsor a conference call on Thursday, February 21, 2008, at 10:00 AM ET to discuss the results.

Those wishing to participate in the live call should dial 1-877-407-0782 and request to be connected to the LandAmerica conference.  Additionally, the call will be simultaneously broadcast over the internet via LandAmerica’s website (www.landam.com).  Click Investor Information > Calendar of Events.  The event will be archived and available for replay starting two hours after the completion of the live call through March 21, 2008, via LandAmerica’s website.

About LandAmerica Financial Group, Inc.

LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services with over 700 offices and a network of more than 10,000 active agents. LandAmerica serves agent, residential, commercial, and lender customers throughout the United States and in Mexico, Canada, the Caribbean, Latin America, Europe, and Asia.  LandAmerica is recognized as number one in the mortgage services industry on Fortune’s 2007 list of America’s Most Admired Companies.

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Segment Results
(In millions)

	Quarter Ended December 31, 2007
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$277.1	$60.3	$0.2	$32.4	$370.0
Agency revenue	442.6	-	-	-	442.6
Total operating revenue	719.7	60.3	0.2	32.4	812.6
Investment income	16.6	0.7	11.8	3.7	32.8
Total revenue	736.3	61.0	12.0	36.1	845.4
Agents’ commissions	358.5	-	-	-	358.5
Salaries and employee benefits	197.1	23.0	0.8	30.0	250.9
Claims provision	62.1	2.0	-	2.8	66.9
Amortization of intangibles	3.1	1.1	0.1	1.1	5.4
Depreciation	6.4	2.4	-	2.6	11.4
Impairment of intangible and long-lived assets	4.5	-	-	-	4.5
Other expenses	142.9	33.1	6.9	37.1	220.0
Income (loss) before income taxes	$(38.3)	$(0.6)	$4.2	$(37.5)	$(72.2)

	Quarter Ended December 31, 2006
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$449.2	$75.6	$0.1	$37.9	$562.8
Agency revenue	494.8	-	-	-	494.8
Total operating revenue	944.0	75.6	0.1	37.9	1,057.6
Investment income	8.9	7.0	12.0	3.4	31.3
Total revenue	952.9	82.6	12.1	41.3	1,088.9
Agents’ commissions	393.2	-	-	-	393.2
Salaries and employee benefits	287.2	26.9	0.8	21.4	336.3
Claims provision	50.8	1.8	-	2.5	55.1
Amortization of intangibles	2.6	2.9	0.1	0.9	6.5
Depreciation	7.9	1.7	0.1	1.3	11.0
Impairment of intangible and long-lived assets	4.4	-	-	0.1	4.5
Other expenses	152.1	35.1	5.9	35.7	228.8
Income (loss) before income taxes	$54.7	$14.2	$5.2	$(20.6)	$53.5

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	Year Ended December 31, 2007
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$1,383.4	$279.4	$0.8	$143.9	$1,807.5
Agency revenue	1,761.9	-	-	-	1,761.9
Total operating revenue	3,145.3	279.4	0.8	143.9	3,569.4
Investment income	78.1	1.7	43.8	12.8	136.4
Total revenue	3,223.4	281.1	44.6	156.7	3,705.8
Agents’ commissions	1,420.9	-	-	-	1,420.9
Salaries and employee benefits	936.0	101.6	3.2	106.1	1,146.9
Claims provision	269.5	7.2	-	11.8	288.5
Amortization of intangibles	11.9	5.7	0.2	4.1	21.9
Depreciation	27.3	8.9	0.1	10.9	47.2
Impairment of intangible and long-lived assets	4.5	20.8	-	-	25.3
Other expenses	525.9	147.2	22.8	140.8	836.7
Income (loss) before income taxes	$27.4	$(10.3)	$18.3	$(117.0)	$(81.6)

	Year Ended December 31, 2006
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$1,528.3	$252.7	$0.8	$121.5	$1,903.3
Agency revenue	1,981.9	-	-	-	1,981.9
Total operating revenue	3,510.2	252.7	0.8	121.5	3,885.2
Investment income	66.3	11.4	40.9	12.1	130.7
Total revenue	3,576.5	264.1	41.7	133.6	4,015.9
Agents’ commissions	1,585.1	-	-	-	1,585.1
Salaries and employee benefits	990.3	98.4	2.6	91.4	1,182.7
Claims provision	212.7	6.2	-	12.4	231.3
Amortization of intangibles	11.4	10.7	0.2	3.6	25.9
Depreciation	25.2	5.4	0.1	3.9	34.6
Impairment of intangible and long-lived assets	4.4	-	-	10.3	14.7
Other expenses	520.9	117.0	21.1	128.6	787.6
Income (loss) before income taxes	$226.5	$26.4	$17.7	$(116.6)	$154.0

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Summary of Operations
(In millions, except per share data and order information)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Operating revenue	$812.6	$1,057.6	$3,569.4	$3,885.2
Investment and other income	32.2	29.8	121.2	123.6
Net realized investment gains	0.6	1.5	15.2	7.1
TOTAL REVENUE	845.4	1,088.9	3,705.8	4,015.9
Agents’ commissions	358.5	393.2	1,420.9	1,585.1
Salaries and employee benefits	250.9	336.3	1,146.9	1,182.7
General, administrative and other	198.0	214.3	783.7	731.8
Provision for policy and contract claims	66.9	55.1	288.5	231.3
Premium taxes	13.2	10.5	43.5	45.2
Interest expense	13.8	15.0	50.3	45.2
Amortization of intangibles	5.4	6.5	21.9	25.9
Impairment of intangible and long-lived assets	4.5	4.5	25.3	14.7
Early extinguishment of debt	6.4	-	6.4	-
TOTAL EXPENSES	917.6	1,035.4	3,787.4	3,861.9
(Loss) income before income taxes	(72.2)	53.5	(81.6)	154.0
Income tax (benefit) expense	(26.3)	19.2	(27.5)	55.2
Net (loss) income	$(45.9)	$34.3	$(54.1)	$98.8
Net (loss) income per share	$(3.01)	$2.01	$(3.31)	$5.80
Weighted average number of shares outstanding	15.2	17.0	16.3	17.0
Net (loss) income per share assuming dilution	$(3.01)	$1.95	$(3.31)	$5.61
Weighted average number of shares outstanding assuming dilution	15.2	17.6	16.3	17.6
Other selected information:
Cash flow provided by operations	$30.2	$55.7	$114.2	$178.6
Direct orders opened (in thousands):
October	78.8	99.6
November	70.0	91.8
December	61.9	83.7
Total direct orders opened	210.7	275.1	1,021.6	1,080.0
Total direct orders closed	133.4	227.5	678.1	801.4

January 2008 open orders were 91.8 thousand compared to 97.6 thousand in January 2007.

	December 31,	December 31,
	2007	2006

Cash and investments	$1,542.8	$1,941.5
Total assets	3,853.7	4,174.8
Policy and contract claims	876.5	789.1
Notes payable	579.5	685.3
Deferred service arrangements	199.9	218.6
Shareholders’ equity	1,200.7	1,395.8

Book value per share of tangible assets	$19.31	$27.11
Book value per share of intangible assets	58.90	52.18
Book value per share	78.21	79.29

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Reconciliation of Non-GAAP Measures

EBITDA
The Company evaluates its results on the basis of earnings before interest, income taxes, depreciation, and amortization (“EBITDA”).  EBITDA is not a measure of performance defined by GAAP and should not be considered in isolation or as a substitute for cash flows provided by (used in) operating activities which has been prepared in accordance with GAAP. EBITDA, as presented, may not be comparable to the calculation of similarly titled measures reported by other companies.  Management believes that EBITDA provides useful information to investors because it is an indicator of the Company’s operating performance. Reconciliations of these financial measures to the Company’s net (loss) income are as follows:

	Quarter Ended		Year Ended
	December 31,		December 31,
	(In millions)

	2007	2006	2007	2006

EBITDA	$(41.6)	$86.0	$37.8	$259.7
Deduct:
Interest	13.8	15.0	50.3	45.2
Income tax (benefit) expense	(26.3)	19.2	(27.5)	55.2
Depreciation expense	11.4	11.0	47.2	34.6
Amortization expense	5.4	6.5	21.9	25.9
Net (loss) income	$(45.9)	$34.3	$(54.1)	$98.8

The Company cautions readers that the statements contained herein regarding the Company’s future financial condition, results of operations, future business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results, performance or achievements to be materially different from any anticipated results, performance or achievements, expressed or implied by such forward-looking statements. Such risks and uncertainties include: (i) the Company’s results of operations and financial condition are susceptible to changes in mortgage interest rates, the availability of mortgage financing, and general economic conditions; (ii) changes to the participants in the secondary mortgage market could affect the demand for title insurance products; (iii) the Company is subject to government regulation; (iv) heightened regulatory scrutiny of the Company and the title insurance industry, including any future resulting reductions in the pricing of title insurance products and services, could materially and adversely affect the Company’s business, operating results, and financial condition; (v) the Company may not be able to fuel its growth through acquisitions; (vi) the Company’s inability to integrate and manage successfully its acquired businesses could adversely affect its business, operating results, and financial condition; (vii) regulatory non-compliance, fraud or defalcations by the Company’s title insurance agents or employees could adversely affect its business, operating results, and financial condition; (viii) competition in the Company’s industry affects its revenue; (ix) significant industry changes and new product and service introductions require timely and cost-effective responses; (x) the Company’s litigation risks include substantial claims by large classes of claimants; (xi) the Company’s claims experience may require it to increase its provision for title losses or to record additional reserves, either of which may adversely affect its earnings; (xii) key accounting and essential product delivery systems are concentrated in a few locations; (xiii) provisions of the Company’s articles of incorporation and bylaws and applicable state corporation, insurance, and banking laws could limit another party’s ability to acquire the Company and could deprive shareholders of the opportunity to obtain a takeover premium for shares of common stock owned by them; (xiv) the Company’s future success depends on its ability to continue to attract and retain qualified employees; (xv) the Company’s conduct of business in foreign markets creates financial and operational risks and uncertainties that may materially and adversely affect its business, operating results, and financial condition; and (xvi) various external factors including general market conditions, governmental actions, economic reports and shareholder activism may affect the trading volatility and price of the Company’s common stock. For a description of factors that may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the full year 2006, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this release.

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